Exhibit 23(b)

Analysis, Research & Planning Corporation's Consent

Regarding the Registration Statement on Form S-8 for The Dow Chemical Company 2003-2013 Employees' Stock Purchase Plan (the "Registration Statement"), Analysis, Research & Planning Corporation ("ARPC") hereby consents to the incorporation by reference in the Registration Statement of the use of ARPC's name and the reference to ARPC's reports dated January 9, 2003, January 26, 2004, January 26, 2005 and January 3, 2006 appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2005; the Quarterly Reports on Form 10-Q for The Dow Chemical Company for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and the Current Report on Form 8-K for The Dow Chemical Company filed on July 11, 2006.

/s/ B. THOMAS FLORENCE

B. Thomas Florence

President

Analysis, Research & Planning Corporation

November 3, 2006